As filed with the Securities and Exchange Commission on May 20, 2025

Registration No. 333-282649

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PERION NETWORK LTD.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 Leonardo Da Vinci St., 24th Floor
Tel Aviv 6473309, Israel
Tel: +972 (3) 398-1000

(Address of Principal Executive Offices)

Perion Network Ltd. Equity Incentive Plan
Perion Network Ltd. 2024 Share Incentive Plan
(Full Title of the Plans)
______________________________________________________________
Intercept Interactive Inc. d/b/a Perion
One World Trade Center, 77th Floor, Suite A, New York, NY
New York, NY 10007
Phone: (212) 685-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Yael Shofar, Adv. Perion Network Ltd. 2 Leonardo Da Vinci St., 24th Floor Tel Aviv 6473309, Israel Tel: +972 (3) 398-1000	Dr. Shachar Hadar, Adv. Elad Ziv, Adv. Meitar | Law Offices 16 Abba Hillel Road Ramat Gan 5250608, Israel Tel: +972 (3) 610-3100 Fax: +972 (3) 610-3111	Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 United States +1 212 450 4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Perion Network Ltd. (the “Registrant”) previously filed with the Securities and Exchange Commission (the “Commission”) Registration Statement on Form S-8 (File No. 333-282649) (the “Prior Registration Statement”) on October 15, 2024, registering an aggregate of 1,900,000 ordinary shares, par value NIS 0.03 per share, of the Registrant issuable under the Perion Network Ltd. Equity Incentive Plan, as amended and restated effective as of November 8, 2022 (the “2013 Plan”).

On November 19, 2024 (the “Effective Date”), the Registrant’s board of directors approved and adopted the Perion Network Ltd. 2024 Share Incentive Plan (the “2024 Plan”), which immediately became effective, and as of the Effective Date, no further awards were authorized for grant under the 2013 Plan.

 Pursuant to the 2024 Plan, any shares underlying an award granted under the 2013 Plan that have expired, or were cancelled, terminate, forfeited, or settled in cash in lieu of issuance of shares, for any reason, without having been exercised or paid under the 2013 Plan after the Effective Date shall be available for issuance under the 2024 Plan, in amount not exceed 4,183,957 ordinary shares. Immediately prior to the Effective Date, 1,900,000 shares were underlying outstanding equity awards under the 2013 Plan under the Prior Registration Statement (such shares, the “Rollover Shares”).

The Registrant is filing this Post-Effective Amendment to the Prior Registration Statement (this “Post-Effective Amendment”) pursuant to (i) the Securities Act of 1933, as amended (the “Securities Act”), (ii) the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Registrant to disclose a material change in the plan of distribution as it was originally disclosed in the Prior Registration Statement, and (iii) the Securities Act Forms Compliance and Disclosure Interpretation Question 126.43, reflecting the interpretive position of the Division of Corporation Finance of the Commission, to amend the Prior Registration Statement to also cover the registration of up to 1,900,000 Rollover Shares previously subject to awards granted under the 2013 Plan that may become available for future awards under the 2024 Plan. No additional securities are being registered by this Post-Effective Amendment. For the avoidance of doubt, this Post‑Effective Amendment will not cause the Prior Registration Statement to cover the registration of any additional shares that may be offered under the 2024 Plan that were not previously issuable under the 2013 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Post-Effective Amendment in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been previously filed by the Registrant with the Commission and are hereby incorporated by reference into this Post-Effective Amendment and shall be deemed a part hereof:

(a) The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Commission on March 25, 2025;

(b) The Registrant’s reports of Foreign Private Issuer on Form 6-K furnished to the Commission on April 3, 2025, April 16, 2025, and May 13, 2025 (with respect to the GAAP financial statements tables contained in the press release attached thereto);

(c) All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2024; and

(d) The description of the Registrant’s Ordinary Shares set forth in Exhibit 2.1 to the Registrant's Annual Report on Form 20-F, filed with the Commission on April 8, 2024, and any amendment or report filed for the purpose of further updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and any Reports of Foreign Private Issuer on Form 6-K subsequently furnished by the Registrant to the Commission during such period (or portions thereof) that are identified in such forms as being incorporated into this Post-Effective Amendment, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be part hereof from the respective dates of filing or furnishing (as applicable) of such documents. Any statement contained in this Post-Effective Amendment or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s amended and restated articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided that a provision authorizing such indemnification is contained in its articles of association:

● a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

● reasonable litigation expenses, including legal fees, incurred by the office holder: (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was in fact imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

● reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third-party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for an offense that does not require proof of criminal intent; and

● expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”).

An Israeli company may insure an office holder against the following liabilities incurred for acts performed in his or her capacity as an office holder and to the extent so provided in the company’s articles of association:

● a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

● a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

● a financial liability imposed on the office holder in favor of a third-party;

● a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

● expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

● a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

● a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

● an act or omission committed with intent to derive illegal personal benefit; or

● a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors and, with respect to directors and the chief executive officer, by the shareholders. However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy, and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is the higher of (i) $50M and, (ii) an amount equal to 25% of shareholders' equity set forth on our most recent consolidated balance sheet at the time that the obligation to indemnify is incurred. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits to this Registration Statement on Form S-8 are filed together herewith or incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Memorandum of Association of the Registrant, as amended and restated (translated from Hebrew) (1)
3.2	Articles of Association of the Registrant, as amended and restated (2)
5.1*	Opinion of Meitar | Law Offices as to the legality of the Registrant’s Ordinary Shares.
23.1*	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global.
23.3*	Consent of Meitar | Law Offices (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Perion Network Ltd. 2024 Share Incentive Plan (3)

*    Filed herewith.
(1) Incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F (File No. 000-51694) for the year ended December 31, 2023, filed with the Commission on April 8, 2024.
(2) Incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F (File No. 000-51694) for the year ended December 31, 2023, filed with the Commission on April 8, 2024.
(3) Previously filed with the SEC on December 23, 2024 as an exhibit to the Registrant’s registration statement on Form S-8 and incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tel Aviv, Israel, on this 20th day of May, 2025.

Perion Network Ltd.

By:	/s/ Tal Jacobson
Name:	Tal Jacobson
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of the Registrant, hereby severally constitute and appoint Tal Jacobson and Elad Tzubery, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-8 filed herewith, and any and all amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on May 20, 2025.

Name	Title

/s/ Eyal Kaplan	Chairman of the Board of Directors
Eyal Kaplan

/s/ Tal Jacobson	Chief Executive Officer and Director
Tal Jacobson	(Principal Executive Officer)

/s/ Elad Tzubery	Chief Financial Officer
Elad Tzubery	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michal Drayman	Director
Michal Drayman

/s/ Amir Guy	Director
Amir Guy

/s/ Rami Schwartz	Director
Rami Schwartz

/s/ Michael Vorhaus	Director
Michael Vorhaus

/s/ Joy Marcus	Director
Joy Marcus

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Perion Network Ltd., has signed this Post-Effective Amendment No. 1 to Registration Statement on May 20, 2025.

Intercept Interactive Inc. D/B/A Perion

By:	/s/ Tal Jacobson
Name:	Tal Jacobson
Title:	Director